Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400

Brian D’Ambrosia
Senior Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors and Media: Effie Veres
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. PROVIDES FIRST QUARTER

FISCAL 2018 FINANCIAL RESULTS

~ First Quarter Sales Increase 18% to a Record $278.5 Million ~

~ First Quarter EPS of $.53, Including $.02 of Costs Related to Management Transition, versus $.50 in Prior Year Period ~

~ Adjusts Fiscal 2018 Diluted EPS Guidance to $2.05 to $2.20, as a result of $.06 in Management Transition Costs ~

~ Signs Definitive Agreements to Acquire 20 Stores with Annualized Sales of $13 Million ~

ROCHESTER, N.Y. – July 20, 2017 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today provided financial results for its first quarter ended June 24, 2017.

First Quarter Results

Sales for the first quarter of fiscal 2018 increased 18.4% to $278.5 million, as compared to $235.3 million for the first quarter of fiscal 2017. The total sales increase for the first quarter of $43.2 million was due to sales from new stores of $41.5 million, including sales from recent acquisitions of $34.8 million and a comparable store sales increase of 1.4%, as compared to a decrease of 6.9% in the prior year period. Comparable store sales increased approximately 6% for brakes, 3% for front end/shocks, were flat for tires and maintenance services and decreased approximately 2% for alignments.

Gross margin decreased 120 basis points to 40.5% in the first quarter from 41.7% in the prior year period, primarily due to the impact of sales mix from recent acquisitions. On a comparable store basis, gross margin increased approximately 110 basis points largely due to the benefit of lower material costs as a percentage of sales. Total operating expenses increased by $12.4 million to $79.1 million, or 28.4% of sales, and remained flat as a percentage of sales compared to the same period last year.

The year-over-year dollar increase represents expenses from 55 net new stores and fees related to the management transition. On a comparable store basis, excluding management transition costs, total operating expenses increased approximately $2.9 million, primarily due to increases in performance-based store manager compensation and advertising expense.

Operating income was $33.7 million, or 12.1% of sales, or 12.4% excluding management transition costs, as compared to $31.3 million, or 13.3% of sales in the prior year period. Interest expense was $5.7 million as compared to $4.5 million for the first quarter of fiscal 2017.

Net income for the first quarter of fiscal 2018 was $17.6 million, as compared to $16.8 million in the same period of the prior year. Diluted earnings per share for the quarter were $.53, or $.55 when adjusting for $.02 per share in management transition costs, achieving the higher end of the Company’s guidance range of $.52 to $.56. This compares to diluted earnings per share of $.50 in the first quarter of fiscal 2017 and represents a 10% increase in earnings per share year-over-year. Net income for the first quarter of fiscal 2018 reflects an effective tax rate of 37.2%, as compared to 37.9% in the prior year period.

During the first quarter of fiscal 2018, the Company opened seven and closed six Company-operated locations, ending the quarter with 1,119 Company-operated stores.

John Van Heel, President and Chief Executive Officer stated, “We are pleased to report that the outperformance of our recent acquisitions and positive comparable store sales in the first quarter, combined with our continued focus on margin improvement, enabled us to deliver earnings per share at the high end of our guidance range, when adjusting for management transition costs. These positive trends have continued into July with an increase in comparable store sales of approximately 1.5% quarter-to-date and higher margins in both our tire and service categories.”

Acquisitions Update

The Company also announced today that it has signed definitive agreements to acquire 20 stores, including eight from an existing Car-X franchisee. These stores fill-in the existing markets of Michigan, Illinois and Indiana and are expected to add approximately $13 million in annualized sales, representing a sales mix of 95% service and 5% tires. Twelve of these stores will operate under the Monro name and the remaining eight will continue to operate under the Car-X brand. The acquisitions are expected to close in the second quarter of fiscal 2018 and be breakeven to diluted earnings per share in fiscal 2018.

Leadership Transition

As previously announced on June 28, 2017, the Company’s Board of Directors elected Brett Ponton as Monro’s next President and Chief Executive Officer. Mr. Ponton will join Monro as President on August 1, 2017 and assume the role of Chief Executive Officer on October 2, 2017. Mr. Ponton will succeed John Van Heel, who will serve as an advisor to Monro until March 31, 2018. Lead director Robert Mellor was also elected as independent Chairman of the Board of Directors, as Robert Gross, prior Executive Chairman, will retire from the Board and the Company at the conclusion of the annual shareholder meeting on August 15, 2017.

Company Outlook

Based on current visibility, business and economic trends, and recently completed and announced acquisitions, the Company anticipates fiscal 2018 sales to be in the range of $1.135 billion to $1.155 billion, an increase of 11% to 13% as compared to fiscal 2017 sales. In light of comparable store sales trends fiscal year-to-date, guidance for fiscal 2018 comparable store sales has been revised to an increase in the range of 1.5% to 2.5% on a 52-week basis (3.5% to 4.5% including an extra week in the fourth quarter), as compared to prior guidance of an increase of 2.0% to 4.0% on a 52-week basis (4% to 6% including an extra week in the fourth quarter).

The Company has also updated its fiscal 2018 diluted earnings per share guidance to be in the range of $2.05 to $2.20, to reflect $0.06 in incremental costs related to the management transition and the revised comparable store sales guidance. This compares to previous guidance of $2.10 to $2.30. The diluted earnings per share guidance continues to include approximately $.10 of contribution from the 53rd week, $.15 to $.19 in accretion from recent acquisitions and is based on 33.4 million diluted weighted average shares outstanding. At the midpoint of the range, the revised guidance represents a 15% increase in diluted earnings per share, as compared to $1.85 in fiscal 2017.

For the second quarter of fiscal 2018, the Company anticipates sales to be in the range of $278 million to $285 million, representing an increase of 13% to 16%, over sales of $246 million in the second quarter of fiscal 2017. Fiscal 2018 second quarter sales guidance is based on a comparable store sales increase of 1.0% to 2.5%, as compared to a 4.3% decline in the prior year period. The Company expects diluted earnings per share for the second quarter to be in the range of $.52 to $.56, which includes $.02 of management transition costs and assumes slight accretion from recent acquisitions. This compares to diluted earnings per share of $.53 in the second quarter of fiscal 2017.

Mr. Van Heel concluded, “I am confident that our team will be able to effectively leverage Monro’s unique business model and capitalize on the significant opportunities for profitable growth both organically and through accretive acquisitions and greenfield expansion. The outlook for the industry remains positive, with the total vehicles in operation, particularly those six years old and older, set to grow significantly over the next several years. Going forward, the Company is well positioned to build on this strong foundation and deliver value to our customers, associates and shareholders.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, July 20, 2017 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-724-9516 and using the required pass code 7223013. A replay will be available approximately one hour after the recording through Thursday, August 3, 2017 and can be accessed by dialing 1-844-512-2921. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.com. An archive will be available at this website through August 3, 2017.

About Monro Muffler Brake

Headquartered in Rochester, New York, Monro is a chain of 1,119 Company-operated stores, 114 franchised locations, five wholesale locations, two retread facilities and 14 dealer-operated stores providing automotive undercar repair and tire sales and services. The Company operates in 27 states, serving the Mid-Atlantic and New England states and portions of the Great Lakes, Midwest and Southeast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of new construction stores. The Company went public in 1991 and trades on NASDAQ under the symbol MNRO.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “anticipate,” “project,” “believe,” “could,” “may,”, “intend”, “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed.

These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 25, 2017. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal June
	2017	2016	% Change

Sales	$278,491	$235,290	18.4%

Cost of sales, including distribution and occupancy costs	165,607	137,222	20.7%

Gross profit	112,884	98,068	15.1%

Operating, selling, general and administrative expenses	79,135	66,773	18.5%

Operating income	33,749	31,295	7.8%

Interest expense, net	5,742	4,485	28.0%

Other income, net	(11)	(154)	(92.6)%

Income before provision for income taxes	28,018	26,964	3.9%

Provision for income taxes	10,433	10,209	2.2%

Net income	$17,585	$16,755	5.0%

Diluted earnings per share:	$.53	$.50	6.0%

Weighted average number of diluted shares outstanding	33,292	33,327

Number of stores open (at end of quarter)	1,119	1,064

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	June 24,	March 25,
	2017	2017
Current Assets

Cash	$6,553	$8,995

Inventories	146,107	142,604

Other current assets	48,287	47,631

Total current assets	200,947	199,230

Property, plant and equipment, net	399,359	394,634

Other non-current assets	591,364	591,400

Total assets	$1,191,670	$1,185,264

Liabilities and Shareholders’ Equity

Current liabilities	$197,866	$185,893

Capital leases and financing obligations	219,162	213,166

Other long-term debt	157,997	182,337

Other long-term liabilities	22,697	22,614

Total liabilities	597,722	604,010

Total shareholders’ equity	593,948	581,254

Total liabilities and shareholders’ equity	$1,191,670	$1,185,264